PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-43142
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)




                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                      Primary
    Name of Company                      Ticker   Share Amounts   Trading Market
------------------------------------    -------   -------------   --------------
Aether Holdings, Inc.                      AETH         1              NASDAQ
ALLTEL Corp.                                AT         1.07             NYSE
Crown Castle International Corp.            CCI         4               NYSE
Deutsche Telekom AG *                       DT       18.48409           NYSE
LM Ericsson Telephone Company *            ERICY       7.4             NASDAQ
Freescale Semiconductor Class B            FSLB      4.527015           NYSE
Motorola, Inc.                              MOT         41              NYSE
Nextel Partners, Inc. Class A              NXTP         4              NASDAQ
Nokia Corp. *                               NOK         23              NYSE
Qualcomm Incorporated                      QCOM         26             NASDAQ
Research In Motion Limited                 RIMM         4              NASDAQ
RF Micro Devices, Inc.                     RFMD         4              NASDAQ
SK Telecom Co., Ltd. *                      SKM         17              NYSE
Sprint Nextel Corporation                    S     30.78003488          NYSE
United States Cellular Corporation          USM         1               AMEX
Verizon Communications                      VZ          17              NYSE
Vivo Participacoes(1)                       VIV         3               NYSE
Vodafone Group p.l.c. *                     VOD         21              NYSE

------------------
(1) Effective March 31, 2006, Telesp Celular Participacoes (NYSE ticker "TCP") an underlying constituent of the Wireless HOLDRS Trust, changed its name to Vivo Participacoes (NYSE ticker "VIV"). Effective March 31, 2006, creations of Wireless HOLDRS Trust will require a deposit of three shares of Vivo Participacoes per round lot of 100 Wireless HOLDRS.

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.